Exhibit 99.3 Delivering on the promise of Prime Editing Corporate Presentation May 2025 1

Forward Looking Statements This presentation contains forward-looking statements of Prime Medicine, Inc. ( Prime , we or our ) within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements contain information about our current and future prospects and our operations, which are based on currently available information. All statements other than statements of historical facts contained in this presentation, including statements regarding our strategy, projects and plans are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue” “could,” “design,” “due,” “estimate,” “expect,” “goal,” “hope,” “intend,” “may,” “might,” “objective,” “opportunity,” “plan,” “predict,” “positioned,” “possible,” “potential,” “project,” “seek,” “should,” “strategy,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. These forward-looking statements include, but are not limited to, express or implied statements about Prime’s beliefs and expectations regarding: the potential of Prime Editing to correct the causative mutations of diseases, including CGD, Wilson’s Disease, CF, and AATD; the continued development and advancement of its AATD and Wilson’s Disease programs, including the timing of the filing of IND and/or CTA applications in mid-2026 and 1H 2026, respectively, and the timing of initial data for both programs in 2027; the initiation, timing, progress and results of our research and development programs, preclinical studies and clinical trials, including the release of data; the safety profile of Prime Editing, our modular LNP, and our programs; our ability to launch therapeutics; the timing of, and our ability to achieve, clinical validation and sustained, long-term value creation; the modularity of the Prime Editing platform and the benefits thereof; the collaboration with Bristol Myers Squibb and the intended and potential benefits thereof, including the receipt of potential milestone and royalty payments from commercial product sales, if any; our expectations regarding the breadth of Prime Editing, including the potential of Prime Editing to address more than 90% of genetic diseases and to address non-genetic diseases; the continued development and optimization of various non-viral and viral delivery systems, including our universal liver-targeted LNP delivery approach; the scope of protection we are able to establish and maintain for intellectual property rights covering our Prime Editing technology; the implementation of our strategic plans for our business, programs and technology, including our ability to identify and enter into future license agreements and collaborations; regulatory developments in the United States and foreign countries; our ability to attract and retain key scientific and management personnel; our estimates of our expenses, capital requirements, and needs for additional financing; and our expectations regarding the anticipated timeline of our cash runway and future financial performance. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make due to a number of risks and uncertainties. These and other risks, uncertainties and important factors are described in the section entitled Risk Factors in our most recent Annual Report on Form 10-K, as well as any subsequent filings with the Securities and Exchange Commission. Any forward-looking statements represent our views only as of the date of this presentation and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, the occurrence of certain events or otherwise subject to any obligations under applicable law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements. Certain information contained in this presentation relates to or is based on studies, publications, surveys and other data obtained from third-party sources and our own internal estimates and research. While we believe these third-party studies, publications, surveys and other data to be reliable as of the date of this presentation, we have not independently verified, and make no representation as to the adequacy, fairness, accuracy or completeness of, any information obtained from third-party sources. In addition, no independent source has evaluated the reasonableness or accuracy of our internal estimates or research and no reliance should be made on any information or statements made in this presentation relating to or based on such internal estimates and research. 2

We are advancing Prime Editing to change the course of how diseases are treated. We aim to provide safe, effective and curative treatments, which offer lifelong benefit to patients. 3

Rapid Progress Since Inception: Prime Medicine is on the Cusp of Clinical Validation and Sustainable, Long-Term Value Creation

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Delivering the promise of Prime Editing

Platform Discovery

Prime Editing discovered in Dr. David Liu's lab as **next-generation gene editing** technology.

2019

Platform Validation

Preclinical **proof-of-concept** achieved in multiple diseases.

Proprietary delivery capabilities established.

2020 - 2023

Clinical Validation and Focused Execution

Breakthrough clinical data from first-in-human study of Prime Editor.

Focused investment on high value programs in large indications.

Strategic collaborations to expand and accelerate.

2024 - 2026

Sustained Growth and Commercial Success

Progress **multiple clinical** programs.

Leverage platform modularity to **accelerate pipeline expansion**.

Reap the benefits of strategic collaborations.

2027 - FUTURE

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Prime Medicine is Entering a New Era of Gene Editing: Generating Clinical Data for Multiple Programs, Leveraging Platform Modularity

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2025

- **PM577 for Wilson's Disease:** Prepare for 2026 clinical entry, advance additional mutations pre-clinically
- **AATD:** Prepare for 2026 clinical entry
- **Leverage business development** to accelerate pipeline, extend reach
- ☑ **Announced positive clinical data** on PM359 in CGD, reinforcing our confidence in the promise of Prime Editing

2026

- **PM577 for Wilson's Disease:** File IND and/or CTA in 1H 2026; initiate Phase 1 clinical trial
- **AATD:** File IND and/or CTA mid-2026; initiate Phase 1 clinical trial
- **Advance additional high-value programs:**
  - Share *in vivo* proof-of-concept data in CF and initiate IND-enabling studies
  - Expand pipeline within priority focus areas and beyond

2027+

- **PM577 for Wilson's Disease:** Announce initial clinical data in 2027
- **AATD:** Announce initial clinical data in 2027
- **Advance additional high-value programs:**
  - File IND and/or CTA for CF and initiate Phase 1 clinical trials
  - Relaunch programs targeting neurological and other large indications

Secure multiple additional strategic partnerships to accelerate our pipeline and bolster our financial resources

AATD = Alpha-1 Antitrypsin Deficiency; CF = cystic fibrosis; IND = investigational new drug; CTA = clinical trial application; CGD = chronic granulomatous disease

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We Believe Prime Editing is the Only Gene Editing Technology That Can Edit, Correct, Insert and Delete DNA Sequences in Any Target Tissue

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Prime Editor
INSERTION / DELETION
SUBSTITUTION
REPLACEMENT
LARGE DELETION
LARGE TARGETED INSERTION

Deletion / Insertion Correction
p47 Chronic Granulomatous Disease (CGD)

Point Mutation Correction
Wilson's Disease, AATD

Hotspot Correction
Cystic Fibrosis, Retinitis Pigmentosa (RHO adRP)

Repeat Excision
Repeat expansion diseases

Targeted Full Gene Insertion (PASSIGE™)
CAR-T, Cystic Fibrosis

Prime Editing is designed with a **wide range of genome editing capabilities** and the **ability to make edits of any size**, from small base pair swaps to large, multi-kilobase inversions or insertions. This provides tremendous flexibility to select the right approach for each indication and editing need.

AATD = Alpha-1 Antitrypsin Deficiency

6

Prime Editing Has Highly Differentiated Safety Profile: No Off-Target Activity Detected in Any Lead Program No detectable off-target deletions, No detectable double No detectable No detectable chromosomal translocations or strand breakage off-target edits bystander edits rearrangements Examples from CGD program used to support IND/CTA filings No large deletions or translocations observed in bone No off-target editing detected in healthy No Off-Target Edits detected 2 marrow engrafted Prime-Edited LT-HSCs vs. Cas-9 nuclease 1 human donor CD34+ cells with Prime Editing vs. Cas9 edited cells Indel Comparison of Translocation Prim 12 e E Spa dito cer rs a snd Cas9 Deletion Translocation 3 Positive Control 60 On-target (NCF1) 40 20 0 Genomic location 1 2 Analysis of edited CD34+ cells from CGD program: Targeted in vitro Analysis of 550 potential off-target sites of off-target editing. Data from in vivo analysis from mouse bone marrow 7 3 harvested 16 weeks after engraftment was complete. Cas9 nuclease-edited cells, generated by transfecting HEK293T with sgRNA targeting NCF1 and SpCas9 mRNA. CGD = chronic granulomatous disease; HSC = hematopoietic stem cell; IND = investigational new drug; CTA = clinical trial application SpCas9 Prime Editor Percent Indels (off-target sites)

Breakthrough Initial Clinical Data Shows PM359 Safely and Effectively Corrects Disease-Causing Mutation in p47phox CGD

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Treatment with PM359 led to **rapid engraftment and restoration of DHR positivity,** well above minimum threshold for clinical benefit in single adult patient


DHR Positive Neutrophils
DHR Positive (%)
100
80
60
40
20
0
58%
66%
Therapeutic threshold
Baseline
Day 15
Day 30

- Successful manufacturing from single mobilization

- 18-year-old male tolerated myeloablative conditioning at fully therapeutic exposures with expected adverse events (transitory mucositis, pancytopenia)
- No serious adverse events attributed to PM359

- Neutrophil engraftment confirmed on day 14, platelet engraftment on day 19; markedly faster than current autologous genetic therapy benchmarks (median of day 27 and day 35, respectively*)

- Rapid recovery of NADPH oxidase activity rising to 66% as measured by DHR, ~3x therapeutic threshold

Exploring continued clinical development opportunities for CGD external to Prime Medicine

*Source: CASGEVY label
DHR = dihydrorhodamine, an assay to measure NADPH oxidase activity

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Prime Editing Platform Modularity Accelerates and De-Risks Ongoing Efforts, Enables Rapid Generation of New Product Candidates Off-Target Assays Prime Editors Manufacturing Clinical Delivery Nonclinical Regulatory 9

Pipeline Focused on Value Creating Opportunities Modular Lead IND- Phase Indication Delivery Discovery Platform optimization enabling 1/2 Wilson’s Disease LNP LIVER Alpha-1 Antitrypsin Deficiency LNP (AATD) 1 Cystic Fibrosis LUNG LNP/AAV (including PASSIGE ) 2 IMMUNOLOGY & Ex vivo CAR-T ex vivo ONCOLOGY (with PASSIGE ) Prime Medicine is identifying opportunities to advance its other programs, including CGD, neurological diseases, cell therapy, ocular diseases and hearing loss, in partnership or through internal efforts in the future. 1 In January 2024, entered into an agreement with CF Foundation for up to $15 million to support development of Prime Editors for Cystic Fibrosis. 10 2 In September 2024, entered into a strategic research collaboration and license agreement with Bristol Myers Squibb to develop and commercialize multiple ex vivo T cell products in immunology and oncology. LNP = lipid nanoparticle; AAV = adeno-associated virus; CGD = chronic granulomatous disease

Liver | 11 11

Prime Medicine's Liver Franchise: Aspiring to Cure Two of the Largest Genetic Liver Diseases, Enabled by Platform Modularity

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	Wilson's Disease	Alpha-1 Antitrypsin Deficiency
Current Status	**IND-enabling activities ongoing**	**Final stages of lead optimization**
Rapidly Advancing	**IND and/or CTA on track for H1'26**	**IND and/or CTA anticipated in mid-2026**
Targeted Mutations	H1069Q, R778L	E342K (Pi*Z Mutation), D341H (Little Rock*)
Opportunity	20,000 WD patients in US and EU	200,000 AATD patients in the US and EU (20,000 to 30,000 patients diagnosed**)

Modularity

- Both programs use Prime Medicine's universal, proprietary liver LNP
- Planning to leverage key learnings, regulatory frameworks and manufacturing synergies from Wilson's Disease program to potentially accelerate efforts and reduce costs in AATD and any follow-on liver programs

Delivery

- Achieved >70% hepatocyte editing using Prime Editors delivered with universal liver LNPs in humanized mice
- Achieved >50% hepatocyte editing with ***surrogate, unoptimized*** Prime Editors delivered with universal liver LNP in NHPs***
- LNP was well tolerated in NHPs at clinically relevant doses and improved tolerability vs benchmark LNP

WD = Wilson's Disease; AATD = Alpha-1 Antitrypsin Deficiency; IND = investigational new drug; CTA = clinical trial application; LNP= lipid nanoparticle; NHP = non-human primate. *Little Rock is a rare mutation in the SERPINA1 gene which leads to destabilization of the A1AT protein; **Based on the estimates of 10-15% of patients diagnosed; ***Preclinical studies using unoptimized surrogate Prime Editors for genetic diseases in NHP models

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Proprietary LNP–formulated Prime Editor is a Complex Multi-Component Drug Product Designed to Support Current and Future Liver Programs Ionizable LNP Modularity: • Nucleic acid encapsulation and endosomal escape Lipid 6 out of 8 components in the LNP are the same for liver programs* Helper • Stabilize and improve LNP pharmacokinetics Lipid• Facilitate membrane fusion and endosomal escape • Control particle size and stability PEG Lipids • Stealth coating reduces serum interactions and increases half-life • Improve intracellular delivery Cholesterol • Increase LNP stability Targeting • Proprietary GalNAc formulation to improve biodistribution of LNPs to hepatocytes Ligand PE mRNA* • Prime editor enzyme • pegRNA is disease and mutation specific pegRNA • ngRNA is disease and mutation specific; usage is dependent ngRNA on the Prime Editing strategy applied LNP = lipid nanoparticle; PEG = Polyethylene glycol; GalNAc = N-acetylgalactosamine; PE = Prime Editor; pegRNA = Prime Editing guide RNA; ngRNA = nicking guide RNA 13 *May require slight modifications to mRNA depending on disease context

Prime Medicine’s Modular LNP Dosed as a Single Administration in Cynomolgus Monkey (NHP) With Minimal, If Any Safety Concerns • Well-tolerated: no acute reactions, clinical observations, or body weight changes • Transient LFT elevations • No change in platelets, coagulation or blood count • No change in blood biochemistry • Minimal changes in IL6 levels • No other cytokine changes • No change in liver histopathology (H&E) • Animals healthy at 44 weeks • Benchmarked favorably against other LNPs in clinical development LNP = lipid nanoparticle; LFT = Liver Function Tests; H&E = hematoxylin and eosin 14

Wilson’s Disease Confidential | 15 15

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medicine

Advancing Prime Editors for Wilson's Disease: Disease Overview

Large genetically defined disease well suited for Prime Editing

Disease Severity and Opportunity

- Common liver and systemic disease presenting in teens to 20s
- Leads to liver failure, neurocognitive decline and premature death
- Greater than 20,000 patients in US and Europe, 30-50% harboring H1069Q mutation
- R778L is the predominant mutation in Asian population

Unmet Need

- Many patients die without liver transplant
- No approved disease modifying therapies
- Current standard of care aims to prevent copper accumulation; options include chelating agents and low copper diet

Human Biology

- Autosomal recessive due to loss of function mutations in ATP7B
- Affects copper homeostasis, leading to toxic accumulation of copper in liver and brain
- Correction of 20-30% of hepatocytes may be curative


Healthy
Blood
Copper
ceruloplasmin
CTR1
ATP7B
ATP7B
Bile
(fecal excretion)
Wilson's Disease
Blood (urinary excretion)
Copper
ceruloplasmin
CTR1
ATP7B
ATP7B
Bile

16

Prime Editor Efficiently Corrects the H1069Q Mutation Resulting in Liver Copper Reduction In Vivo Editing efficiency and copper reduction in fully humanized homozygous p.H1069Q ATP7B mouse model Efficient correction of the H1069Q PM577 drove 75% reduction in copper transversion mutation accumulation in the liver Prime has initiated IND-enabling activities planning for a H1’26 IND and/or CTA application(s) IND = investigational new drug; CTA = clinical trial application 17 * % Normalized to saline treated

Alpha-1 Antitrypsin Deficiency (AATD) Confidential | 18 18

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Advancing Prime Editors for AATD: Disease Overview

Disease Severity and Opportunity

- AATD is an inherited genetic disorder that causes low levels of A1AT protein
- Low levels of A1AT protein increases the risk of lung disease (emphysema)
- Patients are also at risk of liver disease (cirrhosis) caused by mutant protein aggregation
- Approximately 200,000 patients in the US and EU, ~10-15% of which are diagnosed today

Unmet Need

- Many patients progress to liver failure or severe lung disease, requiring transplant
- Current standard of care includes chronic A1AT augmentation therapy for lung disease; no approved curative therapies
- No approved treatments for liver disease

Human Biology

- Autosomal codominant disorder due to mutations in SERPINA1 gene
- Lung: lack of functional A1AT leads to unrestricted neutrophil elastase activity, among other pathological changes (loss of function)
- Liver: defective A1AT protein misfolding and accumulation (gain of function)
- 20-30% correction in hepatocytes could be curative



We believe Prime Editing is uniquely well-suited to correct mutant A1AT protein to wild-type without the risk of bystander edits

AATD = Alpha-1 Antitrypsin Deficiency; A1AT = alpha-1 antitrypsin

19

AATD Program Objective: Normalize A1AT Levels in PiZZ Genotype Patients to Healthy Human Levels



Serum A1AT Concentration (µM)
50
40
30
20
10
0
Normal human range
11uM is minimum threshold for benefit
Genotype
MM
MS
SS
MZ
SZ
ZZ
NULLNULL
Healthy Human
Low Risk
Target patient population**

- Correcting circulating AAT protein to ≈20uM or more restores to healthy levels and predicted to prevent disease progression
- 11uM is the current minimum level accepted by Regulators for replacement therapies
- Decreased Z-AAT in the liver will potentially ameliorate the liver manifestations of AATD
- Prime Editing corrects the mutation while leaving it under endogenous control

*Taken from Vidal R, Blanco I, Casas F, *et al*. Arch Bronconeumol. 2006;42(12):645-59 and Ferrarotti I, Thun GA, Zorzetto M, et al. Thorax 2012; 67: 669–674; ** ZZ genotype contain Pi*Z mutation; Z-AAT = mutant A1AT protein. There are many genotypes (alleles) of the AATD gene. The M genotype is the most common and encodes for the normal (wild-type), fully functional AATD protein (M-AAT), and most people have the MM genotype (i.e., two, fully functional copies of the normal gene and normal AATD levels). The Z genotype (PI*Z mutation) encodes for a dysfunctional protein (Z-AAT) and patients with the ZZ genotype also have low levels of AATD, and develop the disease of AATD deficiency, with lung and liver manifestations. MZ heterozygotes serum A1AT levels are usually lower but sufficient, so they only carry some risk in the setting of other contributory factors. The S genotype is less common, and encodes for a protein that is not fully functional; combinations of the S genotype (e.g., MS) are not usually associated with increased risk, others (e.g., SS) can carry low risk, while SZ have serum A1AT levels usually below the protective threshold value, putting people at increased risk of developing emphysema and chronic bronchitis.

20

Prime Editor Efficiently Corrects the Mutation Resulting in M- AAT Protein Restoration In Vivo Efficient correction Restoration M-AAT Protein** AATD program in final stages of lead optimization; planning to file an IND and/or CTA in mid-2026 • Prime Editor restores AAT levels into healthy human range in fully humanized mouse model • Potential to correct mutated protein back to wild type (M-AAT) without bystander or off-target edits M-AAT = healthy A1AT protein; Z-AAT = mutant A1AT protein; IND = investigational new drug; CTA = clinical trial application 21 *Performed by LC-MS; **Analysis at day 7 Note: data generated with research LNP, positive control = healthy human serum

Lung | 22 22

Advancing Prime Editors for Cystic Fibrosis (CF), a Disease for Which There is No Curative Therapy Large genetically defined disease well suited for Prime Editing Disease Severity and Opportunity Healthy • Progressive, genetic disease that affects the lungs, pancreas and other organs, leading to premature death • Impacts close to 40,000 people in the United States, ~1,000 new cases diagnosed each year Unmet Need • Existing treatment options include airway clearance, inhaled medicines, pancreatic enzyme supplements, fitness plans and CFTR modulators for patients with specific mutations • No cure and existing treatments are ineffective for, or not tolerated by, approximately 15% Cystic Fibrosis of patients Human Biology • Autosomal recessive disorder caused by mutations in the CFTR gene, which cause CFTR protein to become dysfunctional • Dysfunctional CFTR reduces chloride and bicarbonate transport to epithelial lumen We believe Prime Editing-based approaches could eventually benefit more than 93% of all people with CF CFTR = cystic fibrosis transmembrane conductance regulator 23

Parallel Prime Editing Approaches to CF: Hotspot and PASSIGE

In 2024, Prime Medicine entered into agreement with CF Foundation for up to $15 million to support development of Prime Editors for CF

Hotspot

Eight hotspot Prime Editors could address the "high unmet need" mutations; these same Prime Editors could address >93% of all CF patients



#1: G>T
#2: A>T
#3: C>G
GCTTCTAGTAGGACATACGCA
CFTR Genomic DNA

PASSIGE

Potential to address nearly all CF patients with a single super exon insertion strategy



CFTR gene showing exons & introns*
attB
DNA donor
+
Bxb1
attP
Super exon
SA
3' UTR

Restoring CFTR function in Prime Edited cells under endogenous control

CF = cystic fibrosis; attP = complimentary recognition sequence for attb; SA = splice acceptor; 3' UTR = 3' untranslated region; *Exons in gray introns in black;

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Prime Medicine has Made Significant Progress Pursuing Five “High Unmet Need” Hotspot Mutations Phenotypic Restoration of CFTR in In vitro Prime Editor in Primary HBEs differentiated ALI culture CFTR VCL G542X Prime HOM Edited Efforts towards in vivo delivery to humanized mice and large animals using Prime’s LNP ongoing • We believe primary human lung progenitor data most predictive of in vivo efficacy • Comprehensive suite of assays in development to enable selection of development candidate and advance to IND enabling studies • Humanized mouse colonies, ferret and NHP colony established for in vivo optimization • Prime’s targeted modular lung LNP as well as alternative delivery system are being applied to accelerate CF hotspot editing in vivo LNP = lipid nanoparticle; NHP = non-human primate; CFTR = cystic fibrosis transmembrane conductance regulator; HBEs = human bronchial epithelial cells; ALI = air-liquid 25 interface

Immunology and Oncology | 26 26

Strategic License and Broad Collaboration Agreement with Bristol Myers Squibb (BMS) to Develop Prime Edited ex Vivo CAR-T Products First broad, multi-target collaboration advancing Prime Editing for the treatment of complex oncology and autoimmune indications • $110 million upfront • >$3.5 billion in potential milestones, including: Leadership in Prime Editing; PASSIGE ‒ $185 million in preclinical milestones technology may enable one-step, non- viral, multi-kilobase-size editing ‒ $1.2 billion in development milestones approach with no double-stranded breaks ‒ More than $2.1 billion in commercial milestones Global leader in cell therapy for ‒ Royalties on net sales hematology, immunology and oncology • Multiple targets in immunological diseases and cancer, beyond the genetic diseases in Prime Medicine’s internal pipeline Prime Medicine retains rights to advance certain target reagents designed under this collaboration for applications beyond ex vivo T cell products, including in vivo T cell and other cell therapy applications 27

CAR-T: PASSIGE and Multiplex Prime Editing is the Foundation of Prime Medicine's Collaboration with BMS

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Platform modularity has potential to accelerate development of additional CAR-T Programs

	Existing Limitations	Prime Editing Solution
Multiplex Engineering	✗ Low payload integration efficiency ✗ Constrained to limited number of knock-outs and limited single base pair changes	✓ **>80% integration** efficiency of CAR, aimed at TRAC locus to maintain **endogenous control** ✓ Capable of **multiple edits done safely**, each with a **full suite of functional modifications**
Safety	✗ Random or semi-random integration ✗ High rate of translocations / chromosomal abnormalities	✓ **Precise on-target** transgene integration ✓ Based on our extensive off-target evaluations in other settings, **there is the potential for no detectable off-target edits, translocations, or unintended structural abnormalities** in Prime-Edited CAR-T's
Manufacturing / Cost of Goods	✗ Dependence on viral components ✗ Complicated by multi-step engineering	✓ **Entirely non-viral** manufacturing process ✓ **Single-step** editing and integration

TRAC = T-cell receptor alpha constant; Data presented at ASH, December 2022, ASGCT, May 2023 and ASH, December 2023

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Beyond Precisely Inserting a Chimeric Antigen Receptor, We Can Simultaneously and Efficiently Multiplex Edit CAR-T Cells Prime Editors can be multiplexed to introduce multiple genomic modifications in CAR-T cells High efficiency multiplex editing of B2M and TRAC Maintained efficiency with five multiplex edits 100 100 SSi in ng glep leple le xx 80 80 100 Multiplex Multiplex 80 60 60 60 40 40 40 20 20 20 0 0 TRAC B2M Target 3 Target 4 Target 5 0 B2M TRAC B2M TRAC B2M = b2 macroglobulin; TRAC = T-cell receptor alpha constant 29 % Prime Editing % Prime Editing % Prime Editing % Singleplex Prime Editing

Corporate | 30 30

Beyond BMS, Business Development Will Continue to Play a Critical Role in Building Prime Medicine Prime Medicine remains active in sell-side business development, with the goal of accelerating our pipeline, bolstering our financial resources Partnering Strategy Current Relationships Within Our Core Within the Core BMS Enabled by Develop Prime Edited CAR-T products scientific leveraging PASSIGE and platform leadership in Outside Our Core gene editing and program CF Foundation advancement Funding to accelerate the development of Prime Editors for Cystic Fibrosis Enabling Innovation 31

Prime Medicine Holds Extensive, Foundational Intellectual Property for Prime Editing Technologies

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- ***Multiple configurations*** of RNA-templated gene editing
  - Prime Editor protein configurations: fusion, separate and split configurations
  - pegRNA configurations: fusion, split, separate and engineered configurations
  - Dual flap and dual guide RNA editing systems
- ***Broad diversity*** of RNA-templated gene editing systems
  - Large variety of nucleic acid programmable DNA binding proteins
  - Extensive range of RNA-dependent DNA polymerases (reverse transcriptases)
- ***PASSIGE***: System using Prime Editing and recombinase to insert gene-sized DNA at chosen target location in genome
  - PASSIGE systems include various gene editing configurations and recombinases
- ***Additional gene editing technology*** including DNA-dependent DNA polymerase editing
- ***Program-specific patent filings*** for pipeline programs

Prime Medicine holds 6 U.S. and 10 ex-U.S. issued patents

- Numerous Prime-owned and in-licensed patent applications with broad coverage filed worldwide
- Pursuing aggressive filing strategy to cover technological advances



NEW
OLD
3′
PE4 and PE5 systems
PEmax editor
Seminal Prime Editing Publication
Dual Flap Prime Editing
PASSIGE System
PE4, PE5, PEmax
Engineered pegRNAs
pegRNA Enhancements
Novel PE Proteins
Novel RT Proteins
Improved recombinases

pegRNA = Prime Editing guide RNA

32

Prime Medicine is the Leader in Gene Editing Positioned to Create Sustainable Value Through Pipeline Execution and External Partnerships

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The Leader in Prime Editing	▸ Potential to address more than 90% of genetic diseases and opportunities in non-genetic diseases ▸ Pre-clinical efficacy across variety of target tissues leveraging various types of Prime Editing ▸ Comprehensive intellectual property position
Platform Modularity Oriented for Growth	▸ Fully integrated modular platform - pre-clinical, clinical, manufacturing, regulatory ▸ Proprietary modular delivery systems within target tissues ▸ Advancing Prime Editing regulatory paradigms - streamlined development
Pipeline Positioned for Value Creation	▸ PM577 in Wilson's Disease IND and/or CTA expected in H1'26; AATD IND and/or CTA expected in mid-2026 ▸ Strategically focused on programs in large genetic diseases, with clear path to value inflection and multi billion-dollar opportunities
Partnerships and BD Potential	▸ BMS partnership to develop Prime Edited *ex vivo* CAR-T products ▸ Cystic Fibrosis Foundation relationship and funding to advance Prime Editors for Cystic Fibrosis ▸ Additional business development to accelerate and expand pipeline

Cash equivalents, investments and restricted cash of **$158.3M** as of 3/31/2025, cash runway into H1'26

AATD = Alpha-1 Antitrypsin Deficiency; IND = investigational new drug; CTA = clinical trial application

33

Appendix | 34 34

Prime Editing is Designed with a Wide Range of Genome Editing Capabilities

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Flexibility to select right approach for each indication based on editing need

Prime Editing Approach	Small edits (e.g., all 12 bp swaps, 1-bp to 20-bp ins or del, combinations thereof)	Mid-sized edits (e.g., hotspot corrections, del up to 1-kb, ins up to 250 bp)	Large deletions (e.g., multi-kb repeat excision, exon del)	Large insertions or inversions (e.g., targeted multi-kb gene integration)
Short Flap Prime Editing	✓ +++			
Dual Flap Prime Editing	✓ ++	✓ +++	✓ +++	
Long Flap Prime Editing	✓ ++	✓ +++	✓ ++	
PASSIGE		✓ +	✓ +	✓ +++

✓ = capable of the edit

+/++/+++ = how fit Prime Medicine believes the technology is for making the edit, based on Prime Medicine's internal assessment

BP = base pair; KB = kilobase

35

PASSIGE Technology Enables Prime Editing to Insert Gene Sized Sequences Precisely, Potentially Addressing Large Markets PASSIGE: Prime-Assisted Site-Specific Integrase Gene Editing: One step non-viral multi-kilobase-size gene editing approach with no double-stranded breaks Where we are working today: Non-viral, multiplex-edited CAR-T therapies Cystic Fibrosis BMS collaboration (e.g., oncology and autoimmune diseases) X-Linked Chronic Granulomatous Disease (XCGD) Areas of opportunity:* Targeted whole gene replacement for Correct inversion bone marrow diseases mutations (e.g., Hereditary anemias, such as Fanconi (e.g., Hemophilia A) Anemia) Targeted whole gene replacement for rare In vivo protein factory Recombinase (e.g., GLA enzyme for Fabry’s disease) enzyme liver diseases (e.g., Phenylketonuria, Tyrosinemia) *Not part of Prime Medicine’s current pipeline 36